Exhibit 99.1

CUSIP No. 602675100	13G	Page 6 of 6 Pages

Item 7 Information

Certain of the securities being reported on by the reporting person as a parent holding companies are owned, or may be deemed to be beneficially owned as follows:

Company	Type of Company

First State Investments International Ltd.	IA (US registered)
First State Investment Management (UK) Limited	IA (UK registered)